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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

3PAR INC.
at
$27.00 Net Per Share
by
Rio Acquisition Corporation

a wholly-owned subsidiary of

Hewlett-Packard Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 24, 2010 UNLESS THE OFFER IS EXTENDED.

August 27, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $27.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 27, 2010 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by HP and its subsidiaries, including Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis; (b) HP being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger, dated August 15, 2010 (as amended), by and among Dell Inc., Dell Trinity Holdings Corp. and 3PAR has been terminated and that a definitive merger agreement, in a form satisfactory to HP in its reasonable discretion, among 3PAR, HP and Purchaser has been executed; (c) HP being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict the Offer and the proposed merger with 3PAR and (d) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to certain other terms and conditions. See "Introduction" and Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer" of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase). There is no financing condition to the Offer.

Enclosed herewith are the following documents:

  1.
  Offer to Purchase, dated August 27, 2010;

  2.
  Notice of Guaranteed Delivery;

  3.
  Letter of Transmittal to be used by stockholders of 3PAR in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Form W-9; and

  4.
  A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when we give oral or written notice to Computershare Trust Company, N.A. (the "Depositary") of our acceptance of the tenders of such Shares for payment pursuant to the Offer. In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal; and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

        In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Neither HP nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 24, 2010, unless the Offer is extended.

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF HP, PURCHASER, 3PAR, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

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  Exhibit (a)(1)(D)